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                                                                   EXHIBIT 10.16



                              EMPLOYMENT AGREEMENT

                     THIS AGREEMENT made this 20 day of July, 1998, between Adam Leff (the "Executive") and Ad-Star Services, Inc., a New York Corporation (the "Company").

                              W I T N E S S E T H:

                     WHEREAS, the Company desires to employ the Executive as Vice President/Chief Operating Officer of the Company on the terms and conditions set forth herein; and

                     WHEREAS, the Executive desires to be so employed.

                     NOW, THEREFORE, in consideration of the foregoing and of the respective convenants and agreement herein contained, the parties, intending to be legally bound, agree as follows:

1.     EMPLOYMENT

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as Vice President/Chief Operating Officer ("COO") of the Company subject only to policy directives from the Board of Directors of the Company (the "Board of Directors"), the President of the Company (the "President") and/or the Executive Vice President of the Company (the "Executive Vice President"). The Executive agrees to use reasonable efforts to perform specific services for the development and execution of a business plan ("the Business Plan") to add to the existing business of the Company additional business based upon revenue opportunities on the World Wide Web, such new business to be referred to heretofore as "AdStar-Net". In addition, the Executive shall use reasonable efforts to raise necessary funding to execute the Business Plan, which funding is estimated to be five hundred thousand dollars ($500,000) in private funding and 8 million dollars ($8,000,000) in venture capital under terms that are satisfactory to and approved by the Board of Directors. In addition the Executive agrees to perform such services that are customary to the office of Vice President/Chief Operating Officer as shall from time to time be assigned to him in the discretion of either the President, the Executive Vice President or the Board of Directors. The Executive further agrees to devote his full business time and energies to the business and affairs of the Company.

2.     TERM OF EMPLOYMENT

The term of this Agreement shall be for four (4) years commencing on __________, 199__ (the "Commencement Date") and ending on ____________, 200__, unless terminated earlier pursuant to Paragraph 3 of this Agreement. This Agreement shall automatically be renewed for successive terms of one (1) year (each, a "Renewal Term") commencing on anniversaries of the Commencement Date, unless such renewal is objected to by either party upon ninety (90) days prior written notice before the expiration of the initial term or any Renewal Term. Any non-renewal is subject to Paragraph 3.


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3.     TERMINATION

    3.1       INTENTIONALLY OMITTED

    3.2 RESIGNATION. The Executive may resign his employment with the Company upon thirty (30) days' prior written notice. In the event of the Executive's resignation pursuant to this Paragraph 3.2, the Company shall pay to the Executive the salary provided for in Paragraph 4.1 (at the annual rate then in effect) accrued to the date of such termination and not therefore paid to the Executive and neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided Paragraphs 5, 6 and 7 hereof. Rights and benefits of the Executive, the Executive's estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs.

    3.3 TERMINATION WITH DUE CAUSE. The Company may terminate the Executive's employment hereunder at any time for Due Cause (as hereinafter defined). Except as set forth below, in the event of the Executive's termination pursuant to this Paragraph 3.3, the Company shall pay to the Executive the salary provided for in Paragraph 4.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive and neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Paragraph 5, 6 and 7 hereof. Rights and benefits of the Executive, the Executive's estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, "DUE CAUSE" shall mean (a) a material breach of any of the Executive's obligations hereunder (it being understood that any breach of the provisions of Paragraphs 1, 5, 6, or 7 hereof shall be considered material) or the Executive's failure to perform his duties hereunder as determined in the good faith judgment by a unanimous vote of the Board of Directors; or (b) that the Executive, in carrying out the Executive's duties hereunder, has been guilty of (i) willful or gross neglect or (ii) willful or gross misconduct, resulting in either case in harm to the Company; or
(c) that the Executive has been convicted of or pleads nolo contendere to (i) a felony, excepting any changes in the laws after the Commencement Date relating to electronic publishing, or (ii) any crime or offense involving moral turpitude. In the event that the Executive is charged with a felony which is potentially injurious to the Company, monetarily or otherwise (each , a "charge"), the Company shall be entitled to suspend the Executive immediately without pay and the Company shall pay the Executive his salary (at the annual rate then in effect) through the date of suspension. Notwithstanding anything else contained in this Paragraph 3.3 to the contrary, in the event that the Executive is not exonerated of the charge, upon termination of the Executive's employment with the Company, the Company shall have no further obligation to pay the Executive his salary and neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Paragraphs 5, 6 and 7 hereof. In the event that the Executive is exonerated of the charge, the Company shall immediately reinstate the Executive and pay him the salary (at the annual rate then in effect) for the period of time during which the Executive was suspended.

    3.4 DEATH. In the event of the death of the Executive during the term of this Agreement, the Company shall pay to the estate or other legal representative of the Executive the salary provided for in Paragraph 4.1


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accrued to the Executive's date of death and not theretofore paid, and the rights of the Employee's estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs.

    3.5 DISABILITY. If the executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of ninety (90) consecutive days (the "Disability Period") be unable to perform the Executive's normal duties hereunder with a reasonable accommodation, the employment of the Executive hereunder may be terminated without cause by the Company immediately upon the expiration of the Disability Period. Within thirty
(30) days after such termination, the Company shall pay to the Executive the salary provided for in Paragraph 4.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid. Rights and benefits of the Executive, the Executive's estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Executive nor the Company shall have further rights or obligations under this Agreement, except as provided in Paragraphs 5, 6 and 7 hereof.

    3.6 REPURCHASE RIGHT. Notwithstanding anything contained herein to the contrary, in the event Employee's employment is terminated pursuant to either Paragraph 3.2 or Paragraph 3.3 hereof, the Company shall have an option, exercisable within 15 days of the date of termination of employment, to purchase up to one-third of the shares of the Company's common stock then owned by Employee for an aggregate purchase price of $8,766.67.

4.     COMPENSATION AND OTHER RELATED MATTERS.

    4.1 BASE SALARY. As compensation for services rendered hereunder, the Executive shall receive an annual salary in the amount of Ninety Six Thousand Dollars ($ 96,000.00), less all applicable withholding taxes, such salary to be paid in accordance with the Company's normal procedures.

    4.2 BONUS. The Company agrees to pay the Executive an annual bonus at the end of each Company fiscal year (which coincides with the calendar year, subject to change) while the Executive is employed pursuant to this Agreement. The amount of such annual bonus shall be determined as follows:

       AdStar-Net Revenues from 0 to $500,000 - 1% of revenues
       AdStar-Net Revenues from $500,001 to $1,000,000 - 2% of revenues AdStar-Net Revenues from $1,000,001 to $1,500,000 -3 % of revenues

"AdStar-Net Revenues" are defined as gross revenues derived from AdStar-Net, and the percentage will be applied on the total revenue and not the tiered revenues. The maximum amount of bonus will be capped at $45,000 per fiscal year. The Board of Directors of the Company will have the sole discretion to award an arbitrary bonus, in addition to the above amounts.

In addition, the Company agrees to pay the Executive a one time bonus from the initial private funding provided for in Paragraph 1 hereof. The bonus shall be in the amount of fifteen thousand dollars ($15,000) if the Company receives four hundred thousand dollars ($400,000) or more from the private funding, or ten thousand dollars ($10,000) if the Company receives less than four hundred thousand dollars ($400,000). Payment shall be made within 30 days after the receipt of the funds.


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    4.3       EXPENSES. During the term of this Agreement, the Company shall pay, or the Executive shall be entitled to receive prompt reimbursement from the Company of, all reasonable and necessary expenses incurred by him in performing services hereunder, provided he properly accounts therefor in accordance with Company policy as in effect from time to time. The Executive's reasonable moving expenses from New York to Los Angeles will be reimbursed, up to a maximum of $4000, within 30 days of receipt by the Company of suitable documentation of such moving expenses.

    4.4 VACATION. The Executive shall receive three (3) weeks of paid vacation per year.

    4.5 OTHER BENEFITS. The fringe benefits, perquisites and other benefits of employment to be provided to the Executive shall be equivalent to those the Company normally provides to employees of the Company plus any additional benefits and perquisites as shall be provided to future senior executives of the Company. The Company shall provide the Executive with computer equipment that has the power reasonably necessary for the performance of the services hereunder.

5.     CONFIDENTIALITY.

    (a) The Executive acknowledges that as a stockholder and an employee of the Company he has had access, and may have access, to confidential information which relates to the business of the Company. The Executive shall, during the Executive's employment with the Company and at all times thereafter, treat all confidential material (as hereinafter defined) of the Company confidentially. The Executive shall not, without the prior written consent of the President, disclose such confidential material, directly or indirectly, to any party or remove from the Company's premises any notes or records relating thereto, copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of the Company. The Executive agrees that all confidential material, together with all notes and records of the Executive relating thereto, and all computer disks, copies or facsimiles thereof in the possession of the Executive (whether made by the foregoing or other means) are the exclusive property of the Company. The Executive shall not in any manner use any confidential material of the Company, or any other property of the Company, in any manner not specifically directed by the Company or in any way which is detrimental to the Company, as determined by the President in his sole discretion.

    (b) For the purposes of this Agreement, the "business of the Company" shall mean the nature of the Company's current business or as may be described in the Company's business plans from time to time in effect, or such other projects as may be dictated or formulated by the Board of Directors of the Company during the term of this Agreement.

    (c) For the purposes of this Agreement, the term "confidential material" shall mean all information in any way concerning the activities, business or affairs of the Company or any of the customers and clients of the Company, including, without limitation, information concerning trade secrets, together with all software and sales and financial information concerning projects in research and development or marketing plans for any products or projects of the Company, and all information concerning the practices, customers and clients of the Company, and all information in any way concerning the


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activities, business or affairs of any of such customers or clients, as such, which is furnished to the Executive by the Company or any of its agents, customers or clients, as such, or otherwise acquired by the Executive in the course of the Executive's employment with the Company.

6.     RESTRICTIVE COVENANTS.

    6.1 NON-COMPETITION. The Executive acknowledges that the services to be rendered by the Executive to the Company are of a special and unique character. The Executive agrees that, in consideration of the Executive's employment hereunder, the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or act as an officer, employee, partner, director of or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with the business conducted by the Company (other than the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of 2% of any class of such securities, anywhere in the United States), prior to two (2) years (the "Restricted Period") from the date of termination of the Executive's employment by the Company until the end of term as defined in Paragraph 2 or 12 months whichever is greater, so long as the Executive is paid a salary by the Company as outlined in Paragraph 4.1 during this period of non-competition.

    6.2 NON-SOLICITATION. For a period of two (2) years following the date of termination of the Executive's employment hereunder for any reason, the executive will not, directly or indirectly, take any of the following actions, and, to the extent the Executive directly or indirectly owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company during the period of the Executive's employment, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

    (i) persuade or attempt to persuade any client of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

    (ii) persuade or attempt to persuade any potential client to which the Company has made a presentation, or with which the Company has been having discussions, not to hire the Company;

    (iii) solicit, for himself or any person other than the Company, any business that is the same as, similar to or is a replacement for that of the Company, from any person which is a client of the Company, or was its client within (6) months prior to the termination of the Executive's employment; notwithstanding the above, this section (iii) does not apply after the period that Company pays the Executive's salary if the Executive is terminated without cause as provided for in paragraph 3.1; or

    (iv) persuade or attempt to persuade any employee of the Company or any individual who was its employee during the one (1) year prior to the Executive's termination of employment, to leave the Company's employ or to become employed by any person other than the Company.

The obligations of the Executive under this paragraph 6 shall survive any



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termination of this Agreement.

7.     INVENTIONS.

       (a) Any and all intellectual property, and inventions or software made, developed or created by the Executive during the term of this Agreement which reasonably relate to the business of the Company or which reasonably relate to any business conducted by the Company during the term of the Executive's employment by the Company (each, an "Invention"), whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise, shall be promptly and fully disclosed by the Executive to the President and/or the Board of Directors of the Company and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to the President and/or the Board of Directors all papers, drawings, models, data and other material relating to any Invention made, developed or created by him as aforesaid. In addition, the Executive during the term of this Agreement, whether or not such Invention relates to the business being conducted by the Company at the time of development or creation of such Invention.

       (b) The Executive hereby expressly acknowledges and agrees that any Invention developed or created by the Executive during the term of this Agreement which reasonably relates to the business of the Company or which reasonably relates to the business conducted by the Company during the Executive's employment by the Company shall be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. S 101). Each such Invention as well as all copies of such Invention in whatever medium fixed or embodied, shall be owned exclusively by the Company as of the date of creation.

       (c) The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights of the Company with respect to such Invention as are to be in the Company's exclusive property as against the Executive under this Paragraph 7 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company. In addition, the Executive agrees not to file any patent, copyright or trademark applications related to such Invention.

8.     MISCELLANEOUS.

    8.1 SUCCESSORS; BINDING AGREEMENT. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

    8.2 NOTICES. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, as follows:

    IF TO THE EXECUTIVE:

              Mr. Adam Leff
              66 West 88th Street, Apt 1-D
              New York, NY  10024


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              Telephone: (212) 724-8602

    IF TO THE COMPANY:

              Ad-Star Services, Inc.
              4553 Glencoe Avenue, Suite 325
              Marina del Rey, California  90292
              Telephone: (310) 577-8255
              Facsimile: (310) 577-8266
              Attention: Leslie Bernhard

Either of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

    8.3 GOVERNING LAW. This Agreement shall be governed by and in accordance with the laws of the State of New York without regard to conflict of laws rules thereof.

    8.4 WAIVERS. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

    8.5 VALIDITY. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or other, in lieu, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

    8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    8.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, convenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

    8.8 HEADING DESCRIPTIVE. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

    8.9       INDEMNIFICATION. As an officer of the Company, the Executive will


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have the same indemnification as the other officers have, according to the
Articles of Incorporation.

                     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                         EXECUTIVE

                                         -------------------------------------


                                         AD-STAR SERVICES, INC.

                                         By:
                                            ----------------------------------
                                               Name:
                                               Title:



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                         AD-STAR SERVICES, INCORPORATED
                         4553 GLENCOE AVENUE, SUITE 325
                        MARINA DEL REY, CALIFORNIA 90292

                                  July 15, 1999

Mr. Adam Leff
7037 Sunny Bare Avenue
Winnetka, California 91306

                     RE:    Ad-Star Services, Incorporated

Dear Adam:

       This is to confirm our understanding with respect to our agreement amending your Employment Agreement with the Company dated July 20, 1998 (the "Employment Agreement") in the following respects:

       1.     Effective June 1, 1999 (i) your base compensation as set forth in
Section 4.1 of the Employment Agreement shall be raised from $96,000 per annum to $118,000 per annum, (ii) you shall be entitled to a monthly car allowance of $650 and (iii) your title shall be Senior Vice President/Business Development and Corporate Communications in place and instead of Vice President/Chief Operating Officer and the new title shall be used to replace Vice President/Chief Operating Officer wherever it appears in Section 1 or elsewhere in the Employment Agreement.

       2. If during the next twelve months the Company has an initial public offering in which stockholders of the Company sell shares owned by them to the Underwriter pursuant to its exercise of its over-allotment option, within five days after the closing of such offering the Company will purchase and you shall sell to the Company so many shares of your stock which when valued at the initial public offering ("IPO") price most nearly equals $160,000.

       3. In all other respects the Employment Agreement is ratified and approved.

       Please indicate your approval of the foregoing changes by signing this letter where indicated and returning it to me.

                                               Very truly yours,

                                               Leslie Bernhard

APPROVED AND RATIFIED:

--------------------------
Adam Leff


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